Exhibit 15.1

July 14, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated June 20, 2003 on our reviews of the interim financial information of Apollo Group, Inc. (the Company) and University of Phoenix Online as of and for the three and nine-month periods ended May 31, 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended are incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-46834, 33-87844, 33-88982, 33-88984, and 33-63429).

Very truly yours,

PricewaterhouseCoopers LLP